Oct 19, 2017	For Immediate Release

8x8 Appoints Accomplished Industry Executives to Key Strategic Positions
Overseeing Company's Global Sales Organization

Latest round of senior leadership hires and promotions completes one of 8x8's strategic investment initiatives to accelerate sales momentum and revenue growth

SAN JOSE, Calif.--(BUSINESS WIRE)-- 8x8, Inc. (NASDAQ:EGHT), the leading provider of truly unified communications, today announced the appointments of multiple senior executives to the company's global sales organization. These appointments, combined with the recent strengthening of 8x8's marketing and engineering organizations, align with the company's strategic decision to increase its investment in the business to accelerate sales momentum and revenue growth.

"By assembling world-class sales, marketing and engineering teams, 8x8 is maximizing its ability to develop, market, sell and deliver the truly unified communications solutions and services that companies need on a global basis to run their business smarter and faster," said Vikram Verma, CEO of 8x8. "These latest, high-caliber appointments to our global sales organization underscore the attractiveness of the $50 billion cloud communications market opportunity, and the leadership position 8x8 has earned in the industry. With our senior leadership team now fully in place, we look forward to implementing additional strategic initiatives to accelerate adoption and revenue growth globally across all of our core customer segments."

As part of the announcement, 8x8 is realigning the company into two business units-Small Business & eCommerce and Midmarket & Enterprise. These two business units, led by new Senior Vice Presidents Samuel Wilson and Scott Sampson respectively, will align sales and delivery, tightly coupled with demand generation, services and support to drive segment revenue, growth and profitability globally. Senior Vice President of Global Sales Puneet Arora will remain at the company through the end of the calendar year to assist in the transition, and both Wilson and Sampson will report directly to 8x8 CEO Vikram Verma. Recent promotions and hires include:

  Scott Sampson, Senior Vice President of Midmarket & Enterprise, is responsible for all efforts to expand global midmarket and enterprise sales with a focus on developing and leveraging channel relationships to help drive this consultative sales business. He has more than 25 years of software industry experience with a proven track record of sales success. Sampson was most recently the Chief Revenue Officer at New Voice Media where he had global responsibility for all the company's sales, channel and marketing functions. He previously held sales executive and management positions at IBM, including Vice President of Worldwide Analytics Platform Sales, a multi-billion-dollar revenue business, and Vice President of Industry Cloud Solutions, North America. While at IBM, Sampson led organizations ranging in size from 150 to 4,000 sales professionals, and was consistently ranked in the top one percent of global sales leadership. Sampson has a B.S. in Computer Science from Northeastern University and an MBA from the Massachusetts Institute of Technology.

  Samuel Wilson, Senior Vice President of Small Business & eCommerce, is responsible for all global small business and eCommerce sales, operations and delivery with an aim to accelerate growth and productivity in this high-volume, transactional business. He joins 8x8 from MobileIron where he was instrumental in taking the company public and part of the team that grew annual billings from $26 million to $200 million, including building and leading their eCommerce business. Prior to MobileIron, Wilson spent 14 years in technology banking, both as an analyst covering communications and as an institutional investor. Wilson has a B.S. in Electrical Engineering from Seattle University and an MBA from the University of California, Berkeley.

  Rick Boyd, Vice President of North America Midmarket Sales, is responsible for driving customer success in the midmarket, and will work closely with 8x8 marketing and the channel to increase demand generation and sales execution efforts. He brings more than 25 years of selling and management experience to 8x8, and most recently served as Vice President of Client Sales Americas at ShoreTel, where he was responsible for midmarket and enterprise teams. Boyd previously held sales leadership positions at Verisign and Mitel.

  Brendan Maree, Vice President of Asia Pacific Sales, is based in Sydney, Australia, and is responsible for expanding on 8x8's initial success in Australia and New Zealand to grow the company's presence within the Asia-Pacific region. He joins the company from Interactive Intelligence where he most recently served as Senior Vice President of Japan, Australia and New Zealand, helping the company dramatically increase revenue and market share in the region during his tenure. Maree formerly held sales leadership positions at IPL Communications, Mobile Coverage Solutions and Andrew Corporation.

  Promoted to Vice President of North America Enterprise Sales, Kyle DiPentima is now responsible for accelerating growth of 8x8's enterprise customer business in the U.S. He brings a successful track record of more than 20 years in enterprise sales experience, including previously leading 8x8's Eastern Region enterprise sales team. Prior to 8x8, DiPentima held sales positions at LivePerson, Kontagent, Oracle, NICE Systems and Careerbuilder.com.

  Promoted to Vice President of Europe, the Middle East and Africa (EMEA) Sales, Sharon Maslyn will continue to lead midmarket, enterprise and channel sales in the UK, and is now responsible for all sales efforts throughout Europe, the Middle East and Africa as 8x8 continues its global expansion. She has more than 20 years of sales management experience, and previously held leadership positions at DXI, Relaystation, Verizon and Pitney Bowes.

8x8 now delivers one unified platform for cloud communications, collaboration tools, video conferencing, and contact center solutions to improve IT efficiency and reduce headaches; one seamless communications experience for employees and customers; and one real-time data analytics platform for constant learning and improvement. The company recently launched 8x8 Virtual Office® Editions, a suite of products designed to revolutionize business communications. As part of the launch, 8x8 announced the new 8x8 Virtual Office X8 edition, which offers unified communications, collaboration and contact center in one solution. By eliminating the communications silos that exist due to fragmented solutions, 8x8 Virtual Office X8 allows companies to run their business faster and smarter with a unified solution for efficient and seamless communications and collaboration between employees, partners and customers.

About 8x8, Inc.

8x8, Inc. (NASDAQ:EGHT), the leading provider of truly unified communications, powers over a million business users worldwide. The 8x8 suite of products seamlessly weaves together cloud telephony, messaging, meetings and contact center solutions with a data analytics platform, helping modern organizations communicate at the speed of employee and customer expectations. 8x8 uniquely combines one unified management platform, one seamless communications experience for employees and customers, and one real-time data analytics platform for constant learning and improvement.

8x8® and 8x8 Virtual Office are trademarks of 8x8, Inc.

8x8, Inc.
John Sun, 408-692-7054
john.sun@8x8.com
or
InkHouse for 8x8
Kelsey Miller, 415-299-6219
8x8@inkhouse.com

Source: 8x8

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